Exhibit 99.1

Year Ended December 31, 2004 Press Release

Contact:	B. K. Goodwin, III (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces Financial Results
Bessemer, Alabama

BESSEMER, AL. (January 31, 2005) - - FirstFed Bancorp, Inc. (NASDAQ: FFDB), the holding company for First Financial Bank, reported net income for the year ended December 31, 2004, of $765,000 compared to $403,000 for the same period a year ago. Earnings were $.32 per share (basic and diluted ) for the year ended December 31, 2004, compared to $.17 per share (basic and diluted) for last year. For the quarter ended December 31, 2004, net income was $320,000, or $.14 per share (basic and diluted), compared to a net loss of $94,000, or $.04 per share (basic and diluted) for the same quarter a year ago. Total assets were $214,443,000, total loans were $161,403,000 and total deposits were $157,545,000 at December 31, 2004. This represented increases of 10.4%, 18.6% and 4.3%, respectively, when compared to total assets of $194,211,000, total loans of $136,099,000 and total deposits of $151,109,000 at December 31, 2003.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said, “During 2004, the Company continued to achieve excellent growth from continuing operations with asset growth exceeding 10% and loan growth in excess of 18%. Accompanying this growth, net income for the quarter and year ended December 31, 2004, increased substantially when compared to the same periods a year ago. The Company is focused on continuing to report enhanced results and providing the best personal banking services to the communities it serves.”

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.